EXHIBIT 16.1



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


April 9, 1999


Ladies and Gentlemen:


                        Outlook Sports Technology, Inc.

     We have read Item 4 of Outlook Sports Technology, Inc.'s Form 8-K dated April 9, 1999 and are in agreement with the statements contained in paragraph 4(a) therein.

Very truly yours,



PricewaterhouseCoopers LLP